Exhibit 4.2

NOAH HOLDINGS LIMITED

INCORPORATED IN THE CAYMAN ISLANDS UNDER THE COMPANIES LAW

CAPITAL OF : US$50,000 DIVIDED INTO 100,000,000 ORDINARY SHARES OF A PAR VALUE OF US$0.0005 EACH

This Certifies that                                                                                                       .

Of                     .

is the registered shareholder of              Ordinary Shares fully paid and non-assessable,

subject to the Memorandum and Articles of Association of the Company, and transferable only on the books of the Company by the holder hereof in person or by Attorney upon surrender of this certificate properly endorse.

Given under the Common Seal of the said Company
this day of .

The Common Seal of the Company	was hereunto affixed in the presence of

Director	Secretary